Exhibit 4.8

AMENDMENT TO U.S. SMALL BUSINESS ADMINISTRATION NOTE

Note Number 6314007005

This Amendment To U.S. Small Business Administration Note dated this 31st          day of March                  , 2021                  , is executed and agreed to by The Tru Shrimp Company                                     (“Borrower”).

WHEREAS, Borrower executed and delivered to Bremer Bank, National Association (“Bremer”) that certain U.S. Small Business Administration Promissory Note dated 4/9/2020         , in the original principal amount of Four hundred eighty three thousand and 00/100                            Dollars ($483,000.00                  ) (the “PPP Note”); and

WHEREAS, the PPP Note evidences a loan made pursuant to the requirements of the CARES Act and related promulgated rules (together, the “Act”); and

WHEREAS, Borrower submitted an application for forgiveness of the loan evidenced by the PPP Note pursuant to the requirements of the Act; and

WHEREAS, pursuant to the terms of the PPP Note, Borrower acknowledged and agreed that any portion of the loan not forgiven shall be due and payable in accordance with the terms and conditions of the PPP Note; and

WHEREAS, the principal amount of the PPP Note that has been forgiven is Four hundred thirty six thousand, five hundred seventy three and 00/100                            Dollars ($436,573.00                  ); and

WHEREAS, the remaining outstanding balance of the PPP Note due and payable in accordance with its terms and conditions is in the amount of Forty six thousand, four hundred twenty seven and 00/100                   Dollars ($46,427.00                  ).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower hereby agrees to the following amended terms to the PPP Note:

1.	The outstanding principal balance of the PPP Note is hereby amended to be Forty six thousand, four hundred twenty seven and 00/100 Dollars ($46,427.00).

2.

Payments of principal and interest shall be made in 12 consecutive equal payments of $3,928.82 . Borrower’s first payment is due on 5/9/2021 and all subsequent payments are due on the same day of each month thereafter. Borrower’s final payment will be due on 4/9/2022 and will be in an amount equal to the entire remaining unpaid balance of principal and accrued interest.

3.	All other terms and conditions of the PPP Note shall remain in full force and effect except as amended hereby.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Amendment To U.S. Small Business Administration Note as of the day and year first above written.

The Tru Shrimp Company

By	/s/ Michael B. Ziebell

Its	President and Chief Executive Officer